Banc of America Leasing & Capital, LLC Master Loan and Security Agreement Number 21943-70001
This Master Loan and Security Agreement, dated as of December 29, 2010 (this “Agreement”), is by and among Banc of America Leasing & Capital, LLC, a Delaware limited liability company having an office at 2059 Northlake Parkway, 3 North, Tucker, GA 30084 (together with its successors and assigns, “Lender”), Skechers U.S.A., Inc. as “Borrower”, a corporation existing under the laws of the State of Delaware, and having its chief executive office and any organizational identification number as specified with its execution of this Agreement below, and Bank of Utah, a corporation existing under the laws of the State of Utah, and having its chief executive office and any organizational identification number as specified with its execution of this Agreement below. Certain defined terms used herein are identified in bold face and quotation marks throughout this Agreement and in Section 14 below. This Agreement sets forth the terms and conditions for the financing of Equipment among Agent, Lender and Borrower pursuant to one or more Equipment Notes incorporating by reference the terms of this Agreement, together with all exhibits, addenda, schedules, certificates, riders and other documents and instruments executed and delivered in connection with such Equipment Note (as amended from time to time, an “Equipment Note”). Each Equipment Note constitutes a separate, distinct and independent financing of Equipment and contractual obligation of Borrower. This Agreement is not an agreement or commitment by Lender, Borrower or Agent to enter into any future Equipment Notes or other agreements, or for Lender to provide any financial accommodations to Borrower. Lender shall not be obligated under any circumstances to advance any progress payments or other funds for any Equipment or to enter into any Equipment Note if there shall have occurred a material adverse change in the operations, business, properties or condition, financial or otherwise, of Borrower. This Agreement and each Equipment Note shall become effective only upon Lender’s acceptance and execution thereof at its corporate offices set forth above. Agent is a party hereto and to each Equipment Note solely in its capacity as agent for and on behalf of Lender, Agent is entitled to take, in its capacity as agent, all actions that Lender is entitled to take and at Lenders’ discretion, and Agent shall have no obligation or commitment of any kind to provide any loans or any other financial accommodations to Borrower hereunder or under any Equipment Note.

1. Equipment Notes; Grant of Security Interest.. Lender and Borrower agree to finance Equipment described in one or more Equipment Notes entered into from time to time, together with all other documentation from Borrower required by Lender with respect to such Equipment Note. It is anticipated that one Equipment Note shall be executed hereunder in December, 2010, with respect to all Equipment intended for financing hereunder then having been received by Borrower; and a second Equipment Note shall be executed hereunder on or before June 30, 2011, with respect to all Equipment intended for financing hereunder then having been received by Borrower after the date of execution of the initial Equipment Note. In each case, Borrower shall execute an Equipment Note, with all information fully completed and irrevocably accepting such Equipment for financing hereunder, and deliver such Equipment Note to Lender for its review and acceptance. The aggregate principal balance of all Equipment Notes to be executed and delivered pursuant to this Agreement shall not exceed $80,000,000; and the aggregate amount of soft costs (that is, freight, installation and taxes paid up-front) with respect to the Equipment financed hereunder shall not exceed 25% of the total amount financed hereunder. To secure the punctual payment and performance of Borrower’s Obligations under each Equipment Note, Borrower grants to Agent, as agent for and on behalf of Lender, a continuing security interest in all of Borrower’s right, title and interest in and to all equipment (as such term is defined in the UCC) now or hereafter comprising or used in connection with the Distribution Facility (including, without limitation, all Equipment), together with: (i) all parts, attachments, accessories and accessions to, substitutions and replacements for, each item thereof; (ii) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition thereof to third parties, or otherwise resulting from the possession, use or operation of any thereof by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; (iii) all insurance, warranty and other claims against third parties with respect to any thereof; (iv) all software specifically and exclusively used in the operation of the Equipment; (v) proceeds of all of the foregoing, including insurance proceeds and any proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and (vi) all books and records regarding the foregoing, in each case, now existing or hereafter arising (the “Collateral”). Notwithstanding anything to the contrary contained herein, this Agreement shall not be construed to give Lender or Agent a security interest in any other asset, property or right of Borrower, including (but not limited to) any worldwide trademark, patent, copyright or other registered intellectual property right of Borrower, any accounts receivable of Borrower (other than such as may result from any lease or permitted use by a third party of the Equipment) and/or any real property of Borrower. Provided that there then exists no Event of Default, Agent’s security interest in Collateral shall terminate upon the payment and performance of all Obligations of Borrower. Notwithstanding the grant of a security interest in any Collateral, Borrower shall have no right to sell, lease, rent, dispose or surrender possession, use or operation of any Collateral to any third parties without the prior written consent of Lender. In the event Lender provides Borrower notice that any person or entity, including (without limitation) Banc of America Leasing & Capital, LLC succeeds Bank of Utah, or the then Agent, as Agent hereunder, Agent’s security interest granted above, and all of Agent’s rights, powers and entitlements hereunder shall be transferred and assigned to, and shall inure to the benefit of, such successor without any further action.

2. Payments. Each Equipment Note shall provide for scheduled Payments of principal and interest payable by Borrower to Agent in the amounts and at the times during the Equipment Note Term through and including the Maturity Date, all as provided in the Equipment Note. If any Payment or other amount payable hereunder is not paid within 10 days of its due date, Borrower shall pay an administrative late charge of 5% of the amount not timely paid. Such amount shall be payable in addition to all amounts payable by Borrower as a result of the exercise of any of the remedies herein provided. All Payments and other amounts payable under an Equipment Note shall be made in immediately available funds by payment to Agent at Agent’s address or account specified in writing from time to time by Agent or, upon receipt of written notice from Lender of termination of Agent’s agency without the appointment by Lender of a new agent, to Lender at Lender’s address above or such account as Lender shall specify in writing. Except as specifically provided in the applicable Equipment Note, Borrower shall not have a right to prepay any Equipment Note. It is the intention of Lender to comply with all applicable usury laws and, accordingly, it is agreed that notwithstanding anything to the contrary contained herein or in any Equipment Note, in no event shall any provision herein or therein require or permit interest in excess of the maximum amount permitted by applicable law. If necessary to give effect to these provisions, Lender will, at its option, in accordance with applicable law, either refund any amount received by Lender to Borrower to the extent in excess of that allowed by applicable law, or credit such excess amount against the then unpaid principal balance under the applicable Equipment Note(s). Unless otherwise provided herein, all amounts received under any Equipment Note will be applied, first, to accrued late charges, fees and other costs and expenses due and owing, second, to accrued interest and, third, to unpaid principal.

3. Unconditional Financing; Disclaimer Of Warranties. Borrower’s Obligations under each Equipment Note (i) shall be non-cancelable, absolute and unconditional under all circumstances for the entire Equipment Note Term, (ii) shall be unaffected by the loss or destruction of any Equipment, and (iii) shall not be subject to any abatement, deferment, reduction, set-off, counterclaim, recoupment or defense for any reason whatsoever. NEITHER LENDER NOR AGENT IS A VENDOR OR AGENT OF THE EQUIPMENT VENDOR, AND NEITHER LENDER NOR AGENT HAS ENGAGED IN THE SALE OR DISTRIBUTION OF ANY EQUIPMENT. NEITHER LENDER NOR AGENT MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO TITLE, MERCHANTABILITY, PERFORMANCE, CONDITION, EXISTENCE, FITNESS OR SUITABILITY FOR BORROWER’S PURPOSES OF ANY EQUIPMENT, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENTS, THE CONFORMITY OF THE EQUIPMENT TO THE DESCRIPTION THEREOF IN ANY EQUIPMENT NOTE OR ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE EQUIPMENT. If Equipment is not delivered or properly installed, does not operate as warranted, becomes obsolete, or is unsatisfactory for any reason, Borrower shall make all claims on account thereof solely against Vendor and not against Lender or Agent. Borrower is solely responsible for the selection, shipment, delivery and installation of the Equipment and its Vendors, expressly disclaims any reliance upon any statements or representations made by Lender or Agent in connection therewith, and has received and approved the terms of any purchase orders, warranties, licenses or agreements with respect to the Equipment. To the extent that the manufacturer of Equipment provides any warranties with respect thereto, Borrower shall enforce such warranties and obtain at its own expense the customary services furnished by the manufacturer in connection with the Equipment.

4. Use; Maintenance; Location; Inspection. Borrower shall: (i) use, operate, protect and maintain the Equipment (a) in good operating order, repair, condition and appearance, in the same condition as when received, ordinary wear and tear excepted, (b) consistent with prudent industry practice (but in no event less than the extent to which Borrower maintains other similar equipment in the prudent management of its assets and properties), and (c) in compliance with all applicable insurance policies, laws, ordinances, rules, regulations and manufacturer’s recommended maintenance and repair procedures, and (ii) maintain comprehensive books and records regarding the use, operation, maintenance and repair of the Equipment. The Equipment shall be used only at the Distribution Facility, solely for business purposes (and not for any consumer, personal, home, or family purpose), and shall not be abandoned or used for any unlawful purpose. Borrower shall not discontinue use of any Equipment except for normal maintenance nor, through modifications, alterations or otherwise, impair the current or residual value, useful life, utility or originally intended function of any Equipment without Lender’s prior consent. Any replacement or substitution of parts, improvements, upgrades, or additions to the Equipment during the Equipment Note Term shall be part of the Collateral subject to Agent’s security interest and subject to the Equipment Note. Borrower shall not change the location of any Equipment without Lender’s prior written consent. Each of Lender and Agent, individually, shall have the right to enter any premises where Equipment is located and inspect it (together with related books and records) during customary business hours following advance written notice of not less than two (2) business days (unless an Event of Default has then occurred and is continuing, in which case such advance written notice shall not be required).

5. Loss And Damage. Borrower assumes all risk of (and shall promptly notify Lender and Agent in writing of any occurrence of) any damage to or loss, theft, confiscation or destruction of any Equipment from any cause whatsoever (a “Casualty”). If any Equipment suffers a Casualty which Lender determines is reparable, Borrower shall at its expense promptly place the same in good repair, condition or working order. If any Equipment suffers a Casualty which Lender determines is beyond repair or materially impairs its residual value (a “Total Loss”), Borrower shall at Lender’s option either (a) promptly replace such Equipment with a similar item reasonably acceptable to Lender having an equivalent value, utility and remaining useful life of such Equipment equivalent to that which would have existed in the absence of such Total Loss and if Borrower had maintained the Equipment as required by the terms hereof, whereupon such replacement items shall constitute Equipment and Collateral for all purposes hereunder and the applicable Equipment Note, or (b) on the Payment Date following such Casualty pay Agent the Prepayment Amount for such Equipment, together with the Payment scheduled for payment on such date, and all accrued interest, late charges and other amounts then due and owing under the Equipment Note. Upon such payment following a Total Loss, the Equipment Note with respect to the Equipment suffering a Total Loss shall be deemed discharged, and Agent’s security interest in such Equipment shall terminate. If less than all Equipment under a Equipment Note suffers a Total Loss, (i) the Prepayment Amount with respect to any such item of Equipment shall be calculated by reference to the allocable portion of the unpaid principal balance of the applicable Equipment Note, as reasonably determined by Lender, and (ii) the remaining Payments under the Equipment Note shall be proportionately reduced as reasonably calculated by Lender upon Agent’s receipt of the payments described above. If Agent receives a payment under an insurance policy required under this Agreement in connection with a Casualty or Total Loss, then provided Borrower shall have complied with the applicable provisions of this Section, as established to Lender’s satisfaction, Agent shall remit such proceeds to Borrower.

6. Insurance. Borrower, at its own expense, shall keep each item of Equipment insured against all risks (subject to the terms of the policy with Borrower’s insurance carrier) for its replacement value, and in no event less than its Prepayment Amount, and shall maintain public liability insurance against such risks and for such amounts as Lender may require. In the event of an insured loss to the Equipment, Borrower’s insurance carrier will determine the extent of the loss covered by Borrower’s insurance policy. All such insurance shall (a) be with companies rated “A-” or better by A.M. Best Company, in such form as Lender shall approve, (b) specify Agent and Borrower, as their interests may appear, as insureds and provide that it may not be canceled or altered in any way that would affect the interest of Agent without at least 30 days’ prior written notice to Agent (10 days’ in the case of nonpayment of premium), (c) be primary, without right of contribution from any other insurance carried by Agent and contain waiver of subrogation and lender’s loss payee provisions satisfactory to Lender, (d) provide that all amounts payable by reason of loss or damage to Equipment shall be payable solely to Agent, unless Lender otherwise agrees and instructs, and (e) contain such other endorsements as Lender may reasonably require. Borrower shall provide Agent with evidence satisfactory to Lender of the required insurance upon the execution of any Equipment Note and promptly upon any renewal of any required policy.

7. Indemnities; Taxes. Borrower’s indemnity and reimbursement obligations set forth below shall survive the cancellation, termination or expiration of any Equipment Note or this Agreement.

(a) General Indemnity. Borrower shall indemnify, on an after-tax basis, defend and hold harmless Agent and Lender and their respective officers, directors, employees, agents and Affiliates (“Indemnified Persons”) against all claims, liabilities, losses and expenses whatsoever (except those determined to have been directly and primarily caused by the Indemnified Person’s gross negligence or willful misconduct), including court costs and reasonable attorneys’ fees and expenses (together, “Attorneys’ Fees”), in any way relating to or arising out of the Equipment or any Equipment Note at any time, or the ordering, acquisition, rejection, installation, possession, maintenance, use, ownership, condition, destruction or return of the Equipment, including any claims based in negligence, strict liability in tort, environmental liability or infringement.

(b) General Tax Indemnity. Borrower shall pay or reimburse Agent and Lender, and indemnify, defend and hold Agent and Lender harmless from, on an after-tax basis, all taxes, assessments, fees and other governmental charges paid or required to be paid by Agent, Lender or Borrower in any way arising out of or related to the Equipment or any Equipment Note before or during the Equipment Note Term or after the Equipment Note Term following an Event of Default, including foreign, Federal, state, county and municipal fees, taxes and assessments, and property, value-added, sales, use, gross receipts, excise, stamp and documentary taxes, and all related penalties, fines, additions to tax and interest charges (“Impositions”), excluding only Federal and state taxes based on Agent’s or Lender’s net income. Upon Lender’s request, Borrower shall furnish proof of its payment of any Imposition.

(c) Tax Treatment. If permissible in accordance with Agent’s and Lender’s established corporate tax policies, each of Agent and Lender shall use its best efforts to classify any receipt of monies from Borrower under this Section 7 as non-taxable items and not as income for tax reporting purposes.

8. Borrower Representations and Agreements. Borrower represents, warrants and agrees that: (a) Borrower has had for the previous 5 years (except as previously disclosed to Lender in writing) the legal name and form of business organization in the state described above; (b) Borrower’s chief executive office and notice address, taxpayer identification number and any organizational identification number is as described with its execution of this Agreement below; (c) Borrower shall notify Agent and Lender in writing at least 30 days before changing its legal name, state of organization, chief executive office location or organizational identification number; (d) Borrower is duly organized and existing in good standing under the laws of the state described above and all other jurisdictions where legally required in order to carry on its business, shall maintain its good standing in all such jurisdictions, and shall conduct its businesses and manage its properties in compliance with all applicable laws, rules or regulations binding on Borrower; (e) the execution, delivery and performance of this Agreement, each Equipment Note and Related Agreement to which it is a party has been duly authorized by Borrower, each of which are and will be binding on and enforceable against Borrower in accordance with their terms, and do not and will not contravene any other instrument or agreement binding on Borrower; and (f) there is no pending litigation, tax or environmental claim, proceeding, dispute or regulatory or enforcement action (and Borrower shall promptly notify Lender of any of the same that may hereafter arise) that may adversely affect any Equipment or Borrower’s financial condition or impair its ability to perform its Obligations.

9. Title; Personal Property. Borrower shall be the sole owner of the Collateral free and clear of all liens or encumbrances, other than Agent’s rights hereunder. Borrower will not create or permit to exist any lien, security interest, charge or encumbrance on any Collateral except those in favor of Agent. The Equipment shall remain personal property at all times, notwithstanding the manner in which it may be affixed to realty. Borrower shall obtain and record such instruments and take such steps as may be necessary to (i) prevent any creditor, landlord, mortgagee or other entity (other than Agent) from having any lien, charge, security interest or encumbrance on any Collateral, and (ii) ensure Lender’s and Agent’s right of access to and removal of the Collateral in accordance with the terms hereof.

10. Default. Each of the following (a “Default”) shall, with the giving of any notice or passage of any time period specified, constitute an “Event of Default” hereunder and under all Equipment Notes: (1) Borrower fails to pay any Payments or other amount owing hereunder or under any Equipment Note within 10 days of its due date; (2) Borrower fails to maintain insurance as required herein, or sells, leases, assigns, conveys, or suffers to exist any lien, charge, security interest or encumbrance on, any Collateral without Lender’s prior consent, or any Collateral is subjected to levy, seizure or attachment; (3) Borrower fails to perform or comply with any other covenant or obligation hereunder or under any Equipment Note or Related Agreement and, if curable, such failure continues for 30 days after written notice thereof by Agent or Lender to Borrower; (4) any representation, warranty or other written statement made to Lender by Borrower in connection with this Agreement, any Equipment Note, Related Agreement or Obligation (including financial statements) proves to have been incorrect in any material respect when made; (5) Borrower (w) enters into any merger or consolidation with, or sells or transfers all or any substantial portion of its assets to, any entity, (x) dies (if a natural person), dissolves, liquidates or ceases or suspends the conduct of business, or ceases to maintain its existence, (y) if Borrower is a privately held entity, enters into or suffers any transaction or series of transactions as a result of which Borrower is directly or indirectly controlled by persons or entities not directly or indirectly controlling Borrower as of the date hereof, or (z) if Borrower is a publicly held entity, there shall be a change in the ownership of Borrower’s stock or other equivalent ownership interest such that Borrower is no longer subject to the reporting requirements of, or no longer has a class of equity securities registered under, the Securities Act of 1933 or the Securities Exchange Act of 1934; (6) Borrower undertakes any general assignment for the benefit of creditors or commences any voluntary case or proceeding for relief under the federal bankruptcy code, or any other law for the relief of debtors, or takes any action to authorize or implement any of the foregoing; (7) the filing of any petition or application against Borrower under any law for the relief of debtors, including proceedings under the federal bankruptcy code, or for the subjection of property of Borrower to the control of any court, receiver or agency for the benefit of creditors if such petition or application is consented to by Borrower or is otherwise not dismissed within 60 days from the date of filing; (8) any default occurs under any other lease, credit or other agreement or instrument to which Borrower and Lender or any Affiliate of Lender are now or hereafter party, and any grace or cure period with respect thereto has expired; (9) any default occurs under any other debt or credit agreement or instrument to which Borrower is a party and under which there is outstanding, owing or committed an aggregate amount greater than $5,000,000, and any grace or cure period with respect thereto has expired; or (10) construction of the Distribution Facility is not completed, and Borrower does not commence use of the Distribution Facility for its intended purpose, on or before December 31, 2011 (provided, however, that such date shall be extended to January 31, 2012, upon receipt of a written request by Agent and Lender from Borrower on or before December 31, 2011). Borrower shall promptly notify Agent and Lender in writing of any Default or Event of Default.

11. Remedies. (a) Upon the occurrence of an Event of Default, Lender may, in its discretion, either directly or by instructing Agent to act on Lender’s behalf, exercise any one or more of the following remedies with respect to any or all Equipment Notes or Equipment: (1) accelerate the maturity of any Equipment Note and declare the Prepayment Amount thereof to be immediately due and payable together with any other unpaid principal, accrued interest or other amounts due and owing thereunder; (2) cause Borrower to promptly discontinue use of or disable any Equipment, and, at Borrower’s expense, have the Equipment assembled, prepared and adequately protected for shipment (together with all related manuals, documents and records, and any other Collateral), and either surrendered to Agent or Lender in place or shipped (freight and insurance pre-paid) to such location as Lender may designate within the forty-eight contiguous United States, in the condition required under Section 4 hereof, qualified for the manufacturer’s (or its authorized servicing representative’s) then available service contract or warranty, and able to be put into immediate service and to perform at manufacturer’s rated levels (if any); (3) remedy such Event of Default or proceed by court action, either at law or in equity, to enforce performance of the applicable provisions of any Equipment Note; (4) with or without court order, enter upon the premises where Collateral is located and repossess and remove the same, all without liability for damage to such premises or by reason such entry or repossession, except for Agent’s or Lender’s negligence or willful misconduct; (5) dispose of any Collateral in a public or private transaction, or hold, use, operate or keep idle the Equipment, free and clear of any rights or interests of Borrower therein; (6) recover direct, incidental, consequential and other damages for the breach hereof or of any Equipment Note, including the payment of all unpaid principal, accrued interest and other amounts payable hereunder or thereunder, and all costs and expenses incurred by Lender, whether incurred by Lender or by Agent acting on behalf of Lender, in exercising its remedies or enforcing its rights hereunder or thereunder (including all Attorneys’ Fees); (7) without notice to Borrower, apply or set-off against any Obligations all security deposits, advance payments, proceeds of letters of credit, certificates of deposit (whether or not matured), securities or other additional collateral held by Lender or otherwise credited by or due from Lender to Borrower; or (8) pursue all other remedies provided under the UCC or other applicable law. Borrower shall pay interest equal to the lesser of (a) 12% per annum, or (b) the highest rate permitted by applicable law (“Default Rate”) on (i) any amount other than Payments owing under any Equipment Note and not paid when due, (ii) any Payment not paid within 10 days of its due date, and (iii) any amount required to be paid upon acceleration of any Equipment Note under this Section 11. Any payments received by Agent or Lender after an Event of Default, including proceeds of any disposition of Collateral, shall be applied in the following order: (A) to all of Agent’s costs (including Attorneys’ Fees), charges and expenses incurred in taking, removing, holding, repairing and selling or leasing the Collateral or enforcing the provisions hereof; (B) all of Lender’s costs (including Attorneys’ Fees), charges and expenses incurred in taking, removing, holding, repairing and selling or leasing the Collateral or enforcing the provisions hereof; (C) to the satisfaction of all outstanding Obligations; and (D) the balance, if any, shall be disbursed to Borrower unless otherwise required by law. Agent and Lender shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency with respect to the Obligations.

(b) No remedy referred to in this Section 11 shall be exclusive, each shall be cumulative (but not duplicative of recovery of any Obligation) and in addition to any other remedy referred to above or otherwise available to Agent or Lender at law or in equity, and all such remedies shall survive the acceleration of any Equipment Note. Lender’s exercise or partial exercise of, or failure to exercise, any remedy shall not restrict Agent or Lender from further exercise of that remedy or any other available remedy. No extension of time for payment or performance of any Obligation shall operate to release, discharge, modify, change or affect the original liability of Borrower for any Obligations, either in whole or in part. Lender, directly or through Agent, may proceed against any Collateral, or may proceed contemporaneously or in the first instance against Borrower, in such order and at such times following an Event of Default as Lender determines in its sole discretion. In any action to repossess any Collateral, Borrower waives any bonds and any surety or security required by any applicable laws as an incident to such repossession. Notices of Lender’s intention to accelerate, acceleration, nonpayment, presentment, protest, dishonor, or any other notice whatsoever (other than notices of Default specifically required of Lender pursuant to Section 10 above) are waived by Borrower. Any notice given by Lender, directly or through Agent, of any disposition of Collateral or other intended action of Agent or Lender which is given in accordance with this Agreement at least 5 business days prior to such action, shall constitute fair and reasonable notice of such action.

12. Assignment. Lender and any Assignee reserve the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and obligations hereunder, in the Equipment Notes, in the Collateral and/or the Obligations held by it to others at any time and from time to time, without notice to Borrower. Borrower agrees that: (i) the rights of any Assignee shall not be affected by any breach or default of Lender or any prior Assignee, and Borrower shall not assert any defense, rights of set-off or counterclaim against any Assignee, nor hold or attempt to hold such Assignee liable for any such breach or default; (ii) unless otherwise agreed by Lender and Assignee, Lender shall have no duties or responsibilities as a secured party with respect to the applicable Collateral after such assignment, participation or conveyance, and Lender shall be released from such duties or responsibilities, and (iii) Borrower shall execute and deliver upon request such additional documents, instruments and assurances as Lender deems necessary in order to (y) acknowledge and confirm all of the terms and conditions of any Equipment Note and Agent’s, Lender’s or such Assignee’s rights with respect thereto, and Borrower’s compliance with all of the terms and provisions thereof, and (z) preserve, protect and perfect Agent’s, Lender’s or Assignee’s right, title or interest hereunder and in any Collateral, including, without limitation, such UCC financing statements or amendments, control agreements, corporate resolutions, votes, notices of assignment of interests, and confirmations of Borrower’s obligations and representations and warranties with respect thereto as of the dates requested. Lender may disclose to any potential Assignee any public information regarding Borrower and its Affiliates. If Lender desires to disclose to any potential Assignee any non-public information regarding Borrower and its Affiliates, Lender will provide Borrower with a copy of such information beforehand and such disclosure may be made only upon Lender obtaining Borrower’s prior written authorization (which authorization shall not unreasonably be withheld, delayed or conditioned). Borrower agrees that any Assignee may enforce, through the Agent or directly, the security interest in the Collateral and exercise the rights and remedies of the Lender hereunder in the same manner as if such Assignee were the Lender and a direct creditor of Borrower. Borrower shall not sell, assign, pledge, hypothecate or in any way dispose of any of its rights or obligations under any Equipment Note, or enter into any lease of any Collateral, without Lender’s prior written consent. Any purported sale, assignment, pledge, hypothecation, disposal or lease by Borrower made without Lender’s prior written consent shall be null and void.

13. Financial and Other Data. (a) During any Equipment Note Term, Borrower shall (i) maintain books and records in accordance with generally accepted accounting principles consistently applied (“GAAP”) and prudent business practice; (ii) promptly provide Agent and Lender, within 120 days after the close of each fiscal year, and, upon Lender’s request, within 45 days of the end of each quarter of Borrower’s fiscal year, a copy of financial statements for Borrower requested by Lender, in each case prepared in accordance with GAAP and (in the case of annual statements) audited by independent certified public accountants and (in the case of quarterly statements) certified by the chief financial officer of Borrower; provided, however, that for so long as Borrower is legally and timely filing annual and quarterly financial reports on Forms 10-K and 10-Q with the Securities and Exchange Commission which are readily available to the public, the filing of such reports shall satisfy the foregoing financial statement reporting requirements for such entity; and (iii) furnish Agent and Lender all other financial information and reports and such other information as Lender may reasonably request concerning Borrower and its affairs, or the Collateral or its condition, location, use or operation.

(b) Borrower represents and warrants that all information and financial statements at any time furnished by or on behalf of Borrower are accurate and reasonably reflect as of their respective dates, results of operations and the financial condition of Borrower or other entity they purport to cover. Credit and other information regarding Borrower or its Affiliates, any Equipment Note or Collateral may be disclosed by Agent or Lender to Lender’s Affiliates, agents, potential Assignees and participants, if any, notwithstanding anything contained in any agreement that may purport to limit or prohibit such disclosure.

14. Definitions

As used herein, the following terms shall have the meanings assigned or referred to them below:

“Affiliate” means any entity controlling, controlled by or under common control with the referent entity; “control” includes (i) the ownership of 25% or more of the voting stock or other ownership interest of any entity and (ii) the status of a general partner of a partnership or managing member of a limited liability company.

“Agent” means Bank of Utah, or such other person or entity (including Banc of America Leasing & Capital, LLC) as Lender may inform Borrower of from time to time, and Borrower hereby acknowledges that such Agent as designated from time to time shall be agent for and act on behalf of Lender. At any time the then Agent shall inform in writing Borrower and Lender that it has resigned as Agent, and at any other time during which there is no person or entity designated as Agent, “Agent” shall be deemed to be for all purposes hereunder Banc of America Leasing & Capital, LLC.

“Agreement” shall have the meaning assigned to it in the preamble of this Agreement.

“Assignee” means any participant in, or assignee or transferee of, all or any of Lender’s right, title and interest in any Equipment Note or any Collateral.

“Attorneys’ Fees” has the meaning given to it in Section 7(a) of this Agreement.

“Borrower” shall have the meaning assigned to it in the preamble of this Agreement.

“Casualty” shall have the meaning assigned to it in Section 5 of this Agreement.

“Collateral” shall have the meaning assigned to it in Section 1 of this Agreement.

“Default” shall have the meaning assigned to it in Section 10 of this Agreement.

“Default Rate” shall have the meaning assigned to it in Section 11(a) of this Agreement.

“Distribution Facility” means that certain distribution facility now or hereafter located at 29800 Eucalyptus Avenue, Rancho Belago, California 92553.

“Equipment” means the items, units and groups of personal property, licensed materials and fixtures described in each Equipment Note, together with all replacements, parts, additions, accessories and substitutions therefor; and “item of Equipment” means a commercial unit of such property which in commercial usage is treated as a single whole, division of which materially impairs its character or value on the market or in use, and includes each functionally integrated and separately marketable group or unit of Equipment and may be a single article (such as a machine) or a set of articles (such as a suite of furniture or a line of machinery).

“Equipment Note” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Equipment Note Term” shall have the meaning assigned to it in the Equipment Note.

"Event of Default” shall have the meaning assigned to it in Section 10 of this Agreement.

“GAAP” shall have the meaning assigned to it in Section 13 of this Agreement.

“Impositions” shall have the meaning assigned to it in Section 7(b) of this Agreement.

“Indemnified Persons” shall have the meaning assigned to it in Section 7(a) of this Agreement.

“Interest Rate” shall have the meaning assigned to it in the Equipment Note.

“Lender” shall have the meaning assigned to it in the preamble of this Agreement.

“Make-Whole Amount” means that amount calculated as the excess, if any, of (1) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid and the amount of interest that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amount at the Reinvestment Rate from the respective dates on which each payment of principal under the Equipment Note would have been payable, over (2) the then applicable outstanding principal amount of the Equipment Note.

“Maturity Date” shall have the meaning assigned to it in the Equipment Note.

“Obligations” means and includes all obligations of Borrower under this Agreement, any Equipment Note or Related Agreement, together with all other obligations, indebtedness and liabilities of Borrower to Lender under any other financings, leases, loans, notes, progress payment agreements, guaranties or other agreements, of every kind and description, now existing or hereafter arising, direct or indirect, joint or several, absolute or contingent, whether for payment or performance, regardless of how the same may arise or by what instrument, agreement or book account they may be evidenced, including without limitation, any such obligations, indebtedness and liabilities of Borrower to others which may be obtained by Lender through purchase, negotiation, discount, transfer, assignment or otherwise.

“Payments” shall have the meaning assigned to it in the Equipment Note.

“Prepayment Amount” means, collectively, the unpaid principal balance of any Equipment Note attributable to the applicable item of Equipment as of any particular date, together with (a) all accrued interest and other charges then owing under such Equipment Note, and (b) the Make-Whole Amount, if any.

“Reinvestment Rate” means that per annum rate of interest equal to the sum of (A) 150 basis points, plus (B) the rate per annum equal to the yield to maturity on the U.S. Treasury Security having a remaining term to maturity corresponding to the remaining average life to maturity (rounded to the nearest month) of the Equipment Note, as reported in The Wall Street Journal as of the close of business three (3) Business Days prior to the prepayment date. If no maturity exactly corresponds to such average life to maturity, then the yield to maturity shall be interpolated, on a straight-line basis, utilizing the yields for the two maturities which most closely correspond to the average life to maturity.

“Related Agreement” means and includes any approval letter or progress payment, assignment, security or other agreement or addendum related to this Agreement, any Equipment Note or any Collateral, to which Borrower is a party.

“Total Loss” shall have the meaning assigned to it in Section 5 of this Agreement.

“UCC” means the Uniform Commercial Code in effect in the state specified in Section 15(f) of this Agreement.

“Vendor” means the manufacturer, distributor, supplier or other seller (whether or not a merchant or dealer) of the Equipment and any sales representative or agent thereof.

15. Conditions Precedent. Borrower shall comply, to the reasonable satisfaction of Lender and its counsel, with the following conditions precedent:

(a) Initial Equipment Note. Concurrently with the execution hereof, or on or prior to the date of execution of the initial Equipment Note, Borrower shall cause to be provided to Lender the following:

(1) Resolutions of the Board of Directors or validly authorized Executive Committee of Borrower, certified by the Secretary or an Assistant Secretary of Borrower, duly authorizing the borrowing of funds hereunder and the execution, delivery and performance of this Agreement, the Equipment Notes and all related instruments and documents.

(2) An opinion of counsel for Borrower satisfactory as to form and substance to Lender, as to such matters as Lender may reasonably request.

(b) Each Equipment Note. On each date on which Borrower executes and delivers to Lender an Equipment Note hereunder,

(1) Borrower shall cause to be provided to Lender the following:

a. A certificate executed by the Secretary or an Assistant Secretary of Borrower, certifying that the representations and warranties of Borrower contained herein remain true and correct as of such date, and that no Default or Event of Default, has then occurred.

b. Evidence satisfactory to Lender as to due compliance with the insurance provisions of Section 6 hereof.

c. The Equipment Note in the amount of the loan to be advanced on such date, duly executed on behalf of Borrower.

d. Photocopies of the invoice(s) or other evidence reasonably satisfactory to Lender and its counsel, related to the acquisition cost of the Equipment to which such Equipment Note relates.

(2) Such filings shall have been made and other actions taken as reasonably may be required by Lender and its counsel to perfect a valid, first priority security interest granted by Borrower to Lender with respect to the Collateral.

(3) No Default or Event of Default shall have occurred.

16. Miscellaneous. (a) At Lender’s or Agent’s request, Borrower shall execute, deliver, file and record such financing statements and other documents as Lender deems necessary to protect Agent’s interest in the Collateral and to effectuate the purposes of any Equipment Note or Related Agreement, and Borrower authorizes, and irrevocably appoints Lender and Agent, each individually, as its agent and attorney-in-fact, with right of substitution and coupled with an interest, to (i) execute, deliver, file, and record any such item, and to take such action for Borrower and in Borrower’s name, place and stead, and (ii) after the occurrence of an Event of Default, enforce claims relating to the Collateral against insurers, Vendors or other persons, and to make, adjust, compromise, settle and receive payment under such claims; but without any obligation to do so.

(b) Federal law requires all financial institutions to obtain, verify and record information that identifies each entity that obtains a loan or other financial accommodation. The first time Borrower requests a financial accommodation from Lender, the Lender may ask for Borrower’s legal name, address, tax ID number and other identifying information. Borrower shall promptly provide copies of business licenses or other documents evidencing the existence and good standing of Borrower requested by Lender.

(c) Time is of the essence in the payment and performance of all of Borrower’s Obligations under any Equipment Note or Related Agreement. This Agreement, and each Equipment Note or Related Agreement may be executed in one or more counterparts, each of which shall constitute one and the same agreement. All demands, notices, requests, consents, waivers and other communications concerning this Agreement and any Equipment Note or Related Agreement shall be in writing and shall be deemed to have been duly given when received, personally delivered or three business days after being deposited in the mail, first class postage prepaid, or the business day after delivery to an express carrier, charges prepaid, addressed to each party at the address provided herein, or at such other address as may hereafter be furnished in writing by such party to the other.

(d) Except as otherwise agreed between Borrower and Lender in writing, Borrower shall reimburse Lender or Agent upon demand for costs and expenses incurred by Lender or Agent in connection with the execution and delivery of this Agreement, any Equipment Note or Related Agreement. Borrower shall reimburse Lender or Agent on demand for all costs (including Attorneys’ Fees) incurred by Lender or Agent, respectively, in connection with Borrower’s exercise of any purchase or extension option under any Equipment Note, or any amendment or waiver of the terms of this Agreement or any Equipment Note or Related Agreement requested by Borrower.

(e) Any provisions of this Agreement or any Equipment Note or Related Agreement which are unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions thereof, and any such unenforceability shall not render unenforceable such provisions in any other jurisdiction. Any requirement for the execution and delivery of any document, instrument or notice may be satisfied, in Lender’s discretion, by authentication as a record within the meaning of, and to the extent permitted by, Article 9 of the UCC.

(f) THIS AGREEMENT AND ANY EQUIPMENT NOTE OR RELATED AGREEMENT, AND THE LEGAL RELATIONS OF THE PARTIES THERETO, SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES OF SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW); THE PARTIES CONSENT AND SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS OF SUCH STATE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING THEREFROM, AND EXPRESSLY WAIVE ANY OBJECTIONS THAT IT MAY HAVE TO THE VENUE OF SUCH COURTS. THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT THERETO. IN NO EVENT SHALL LENDER HAVE ANY LIABILITY TO BORROWER FOR INCIDENTAL, GENERAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. Any cause of action by Borrower against Lender or Agent relating to this Agreement or any Equipment Note or Related Agreement shall be brought within one year after any such cause of action first arises, and Borrower hereby waives the benefit of any longer period provided by statute.

(g) THIS AGREEMENT, TOGETHER WITH EACH EQUIPMENT NOTE AND ANY RELATED AGREEMENTS, (1) CONSTITUTES THE FINAL AND ENTIRE AGREEMENT BETWEEN THE PARTIES SUPERSEDING ALL CONFLICTING TERMS OR PROVISIONS OF ANY PRIOR PROPOSALS, APPROVAL LETTERS, TERM SHEETS OR OTHER AGREEMENTS OR UNDERSTANDINGS BETWEEN THE PARTIES, (2) MAY NOT BE CONTRADICTED BY EVIDENCE OF (x) ANY PRIOR WRITTEN OR ORAL AGREEMENTS OR UNDERSTANDINGS, OR (y) ANY CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS BETWEEN THE PARTIES; and (3) MAY NOT BE AMENDED, NOR MAY ANY RIGHTS THEREUNDER BE WAIVED, EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTY CHARGED WITH SUCH AMENDMENT OR WAIVER.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, Lender and Borrower have executed this Agreement as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC	SKECHERS U.S.A., INC. (Borrower)
(Lender)	By: /s/ David Weinberg
By: /s/Gail C. Beall	—
—	Print Name: David Weinberg
Print Name: Gail C. Beall	—
—	Title: COO & CFO
Title: Vice President	—
Taxpayer ID # : 95-4376145
Org. ID #: 2902395
Chief Executive Office:
228 Manhattan Beach Boulevard
Manhattan Beach, California 90266

BANK OF UTAH (Agent)
By: /s/ Michael Hoggan

Print Name: Michael Hoggan

Title: Vice President